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                                                                     EXHIBIT 2-B

                              SIDE LETTER AGREEMENT

Tech Data Corporation ("TDC") hereby agrees with Klockner & Co. AG ("KLOCKNER") and VIAG AG ("VIAG") that so long as Klockner and/or VIAG, or any of their subsidiaries, own any or all of the 5% Convertible Subordinated Notes due [insert 60 months after date of closing], 2003 (the "NOTES") issued under the Trust Indenture dated as of [insert date of closing], 1998 (the "INDENTURE"), TDC will not redeem those Notes owned by Klockner or VIAG, or any of their subsidiaries, unless the closing price of the common stock of TDC into which the Notes may be converted is at least equal to 100% of the Conversion Price in effect for 15 Trading Days within a period of 30 Trading Days ending within 5 Trading Days prior to the notice of redemption. This limitation on the right of redemption does not apply to Notes owned by parties other than Klockner or VIAG.

In the event that TDC issues or intends to issue securities of TDC convertible into or exchangeable for shares of common stock of TDC, equity interests in TDC or additional shares of common stock of TDC (other than shares of common stock of TDC under a qualified or non-qualified stock option plan of TDC or share issued in conjunction with an acquisition) (an "ISSUANCE") Klockner and VIAG, (or any subsidiary of VIAG designated for the purpose by Klockner) shall have the right of first refusal to purchase up to an amount of the issuance necessary to maintain Klockner and VIAG's then percentage ownership in the equity of TDC, including the total number of TDC shares issuable upon conversation. TDC shall notify Klockner and VIAG of TDC's intent to make an issuance in writing and to indicate the anticipated offering price for the issuance. Klockner and VIAG (or any subsidiary of VIAG designated for the purpose by Klockner) shall each have until the earlier of the date of issuance or 15 days following formal notice within which to ex-



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ercise the right of first refusal. In the event either Klockner or VIAG fail to notify TDC of its intention related to an issuance in the time specified above, the party that fails to provide such notice shall be deemed to have waived its right of first refusal as to that issuance only.


Signed this fourteenth day of April, 1998.


Tech Data Corporation


By:      /s/
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As its:
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Chairman and Chief Executive Officer